Exhibit 99.1

ImClone Systems Incorporated (ticker: IMCL, exchange: NASDAQ) News Release - 7/3/03

ImClone Systems Reports First Quarter 2003 Financial Results

NEW YORK–(BUSINESS WIRE)–July 3, 2003–ImClone Systems Incorporated (NASDAQ: IMCLE) announced today its financial results for the quarter ended March 31, 2003. Total revenues for the first quarter of 2003 were $19.6 million as compared with $18.6 million for the first quarter of 2002. Net loss was $34.8 million or $0.47 per common share for the first quarter of 2003, compared with a net loss of $30.1 million or $0.41 per common share for the same period in 2002.

Total operating expenses for the three months ended March 31, 2003 were $53.9 million as compared with $48.2 million for the first quarter of 2002. Research and development expenses for the three months ended March 31, 2003 were $46.7 million as compared with $37.8 million for the first quarter of 2002. Marketing, general and administrative expenses for the three months ended March 31, 2003 were $7.2 million as compared with $8.1 million for the first quarter of 2002.

The Company had $228.9 million in cash, cash equivalents and securities available for sale at March 31, 2003, compared with $247.7 million at December 31, 2002.

The Company believes that its existing cash on hand, marketable securities and amounts to which it is entitled under licenses and other agreements should enable it to maintain its current and planned operations through at least June 2004.

The NASDAQ Listing Qualifications Panel will notify the Company regarding the timing of the removal of the "E" attached to its trading symbol, which was added as a result of the Company's inability to timely file its 2002 Annual Report on Form 10-K and its First Quarter 2003 Quarterly Report on Form 10-Q. Once the "E" is removed, the trading symbol will revert back to "IMCL".

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing a portfolio of targeted biologic treatments, designed to address the medical needs of patients with a variety of cancers. The Company's three programs include growth factor blockers, angiogenesis inhibitors and cancer vaccines. ImClone Systems' strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems' headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Somerville, New Jersey.

The matters discussed in this news release may include forward-looking statements which involve potential risks and uncertainties. Important factors that may cause actual results to differ materially include, but are not limited to, the risks and uncertainties associated with completing pre-clinical and clinical trials of the company's compounds that demonstrate such compounds' safety and effectiveness; manufacturing losses and risks associated therewith; obtaining additional financing to support the company's operations; obtaining and maintaining regulatory approval for such compounds and complying with other governmental regulations applicable to the company's business; obtaining the raw materials necessary in the development of such compounds; consummating and maintaining collaborative arrangements with corporate partners for product development; achieving milestones under collaborative arrangements with corporate partners; developing the capacity to manufacture, market and sell the company's products, either directly or with collaborative partners; developing market demand for and acceptance of such products; competing effectively with other pharmaceutical and biotechnological products; obtaining adequate reimbursement from third party payers; attracting and retaining key personnel; legal costs and the outcome of outstanding legal proceedings and investigations including but not limited to our investigations pertaining to withholding tax issues; avoiding delisting of our securities on the NASDAQ Stock Market; complying with covenants in the indenture for our Convertible Subordinated Note; obtaining patent protection for discoveries and risks associated with commercial limitations imposed by patents owned or controlled by third parties. The company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

(see attached tables)

IMCLONE SYSTEMS INCORPORATED
Condensed Consolidated Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2003	2002

Revenues	$19,571	$18,551
Operating expenses:
Research and development	46,687	37,778
Marketing, general and
administrative	7,154	8,123
Industrial Development Revenue
Bonds tax expense	33	25
Expenses associated with BMS
amended Commercial Agreement	-	2,250

Total operating expenses	53,874	48,176

Operating loss	(34,303)	(29,625)

Other:
Interest income	(1,438)	(2,264)
Interest expense	2,223	3,493
Loss (gain) on securities and
investment	(379)	(801)

Net interest and other
expense	406	428

Loss before income
taxes	(34,709)	(30,053)
Provision for income
taxes	102	-

Net loss	$(34,811)	$(30,053)

Net loss per common
share - basic and
diluted	$(0.47)	$(0.41)

Weighted average shares outstanding	73,653	73,307

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
Assets	2003	2002

Current assets:
Cash and cash equivalents	$45,748	$72,877
Securities available for
sale	183,143	174,778
Current portion of
withholding tax assets	10,150	10,150
Other current assets	32,774	27,380

Total current assets	271,815	285,185

Property and equipment, net	196,045	183,539
Withholding tax assets	-	-
Other assets	14,881	15,782

Total assets	$482,741	$484,506

Liabilities and Stockholders' Equity (Deficit)
Current liabilities (excluding
deferred revenue and withholding
tax liability)	$56,998	$68,768
Withholding tax liability	34,311	38,811
Deferred revenue	371,882	322,504
Long-term obligations	240,050	240,052

Total liabilities	703,241	670,135

Stockholders' deficit	(220,500)	(185,629)

Total liabilities and stockholders' equity (deficit)	$482,741	$484,506

CONTACT:	ImClone Systems Incorporated
Investors:
Andrea F. Rabney, 646/638-5058
or
Stefania A. Bethlen, 646/638-5046
The Abernathy MacGregor Group
Media:
Andrew Merrill or David Pitts
212/371-5999

SOURCE:	ImClone Systems Incorporated